Exhibit 99.1

Anixter Internal Use Only. Proprietary and Confidential.

Dear Employees,

I want to bring you up to speed on an important development with the CD&R transaction. As mentioned in my initial communications, there was a go-shop period where we could solicit potential interested parties to come forward and make a superior proposal to purchase Anixter. During the go-shop period, we did receive interest from another party. While we cannot disclose the name of the interested party, we are engaged in continuing discussions with the interested party. We cannot guarantee that the discussions will result in a superior proposal. At this time, we still have a signed agreement in place with CD&R and are working to consummate the transaction under that agreement. As you may have seen, we previously announced that CD&R raised its purchase price by $1.50 per share to $82.50 per share. It’s important for you to know that these developments are not unusual in an acquisition. As you can appreciate, we will only provide updates if and when we determine that public disclosure is appropriate.

As expected, these developments may create some speculation both internally and externally. You may even receive inquiries from external parties. As a reminder, it is important that we speak with one Anixter voice. Consistent with company policy, please forward all inquiries from the media, customers/suppliers and investors to the following individuals who will respond on Anixter’s behalf.

•	Media: Dawn Marks at 847.224.8665 (dawn.marks@anixter.com)

•	Customers/Suppliers: Steve Leatherwood at 847.867.8770 (steve.leatherwood@anixter.com)

•	Investor Relations: Kevin Burns at 224.521.8258 (kevin.burns@anixter.com)

In closing, as we enter the holiday season and close out the year, I want to thank each of you for your hard work and continued commitment and dedication to Anixter. Let’s continue to stay focused on our business and customers and close out the year on a strong note.

Sincerely,

Bill Galvin

President and CEO, Anixter

Additional Information Regarding the Merger and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Anixter International Inc. (the “Company”) or the solicitation of any vote or approval. This communication relates to the proposed merger involving the Company, CD&R Arrow Parent, LLC (“Parent”) and CD&R Arrow Merger Sub, Inc., whereby the Company will become a wholly-owned subsidiary of Parent (the “proposed merger”). The proposed merger will be submitted to the stockholders of the Company for their consideration at a special meeting of the stockholders. In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement on Schedule 14A (the “definitive proxy statement”), which will be mailed or otherwise disseminated to the Company’s stockholders when it becomes available. The Company may also file other relevant documents with the SEC regarding the proposed merger. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Stockholders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement and any other documents filed with the SEC can also be obtained on the Company’s website at investors.anixter.com/financials/sec-filings or by contacting the Company’s Investor Relations Department at kevin.burns@anixter.com.

Certain Information Regarding Participants in the Solicitation

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018, filed with the SEC on February 21, 2019, and its definitive proxy statement on Schedule 14A for the 2019 annual meeting of stockholders, filed with the SEC on April 18, 2019, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such definitive proxy statement. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement and other relevant documents filed with the SEC regarding the proposed merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.

Forward Looking Statements

Certain information in this communication constitutes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to risks or uncertainties associated with:

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the satisfaction of the conditions precedent to the consummation of the proposed merger, including, without limitation, the timely receipt of stockholder and regulatory approvals (or any conditions, limitations or restrictions placed on such approvals);

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unanticipated difficulties or expenditures relating to the proposed merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require the Company to pay a termination fee;

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legal proceedings, judgments or settlements, including those that may be instituted against the Company, its board of directors, executive officers and others following the announcement of the proposed merger;

•	disruptions of current plans and operations caused by the announcement and pendency of the proposed merger;

•	potential difficulties in employee retention due to the announcement and pendency of the proposed merger;

•	the response of customers, service providers, business partners and regulators to the announcement of the proposed merger; and

•	other factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 28, 2018 filed with the SEC on February 21, 2019.

The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this communication, and the Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.